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                        [MOLECULAR DYNAMICS LETTERHEAD]

                                                                 August 14, 1998

To Our Stockholders:

     I am pleased to inform you that on August 9, 1998, Molecular Dynamics, Inc. (the "Company") entered into an Agreement and Plan of Merger with Amersham Pharmacia Biotech Inc. and APB Acquisition Corp., a wholly owned subsidiary of Amersham Pharmacia Biotech Inc. Under the Agreement, APB Acquisition Corp. has commenced a cash tender offer to purchase all of the outstanding shares of the Company's Common Stock for $20.50 per share. The Offer will be followed by a Merger in which any remaining shares of the Company's Common Stock will be converted into the right to receive $20.50 per share in cash, without interest.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS (OTHER THAN AMERSHAM PHARMACIA BIOTECH INC. AND ITS AFFILIATES), HAS APPROVED THE OFFER AND THE MERGER, AND RECOMMENDS THAT COMPANY STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors, which are described in the attached
Schedule 14D-9 that has been filed today with the Securities and Exchange Commission. These factors include, among other things, the opinion of Vector Securities International, Inc., the Company's exclusive financial advisor, that the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to the stockholders of the Company (other than Amersham Pharmacia Biotech, Inc. and its affiliates) from a financial point of view.

     In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated August 14, 1998, of APB Acquisition Corp., together with related materials to be used for tendering your shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. I urge you to read the enclosed materials carefully.

                                          Sincerely,

                                          [JAY FLATLEY SIGNATURE]
                                          Jay Flatley
                                          President and Chief Executive Officer